Exhibit 99.1

      INFINITY PROPERTY AND CASUALTY ANNOUNCES SHARE REPURCHASE PROGRAM

     BIRMINGHAM, Ala., Jan. 7 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC) announced today that its Board of Directors has authorized a share repurchase program whereby the company may repurchase up to $50 million of the company's outstanding common shares over the next three years.

     "Strong earnings in the last two years permit us to return a portion of capital to our shareholders," said Chairman, President and CEO James R. Gober. Mr. Gober continued, "This repurchase program is consistent with our twin goals of maximizing shareholder returns and prudently managing our capital, which includes maintaining appropriate capital levels to support future growth and current debt and financial strength ratings."

     Shares will be repurchased from time to time as market conditions warrant and subject to regulatory considerations.

     Infinity Property and Casualty Corporation is a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance. Its products are offered through a network of approximately 14,000 independent agencies. For more information about Infinity, please visit http://www.ipacc.com .

SOURCE  Infinity Property and Casualty Corporation
    -0-                             01/07/2005
    /CONTACT: Roger Smith, Chief Financial Officer of Infinity Property and Casualty Corporation, +1-205-803-8188/
    /Web site:  http://www.ipacc.com